Exhibit 16.1

March 19, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Power Solutions International, Inc. as filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Power Solutions International, Inc. dated March 19, 2018. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Frazier & Deeter, LLC